Exhibit 4.5
REAFFIRMATION AGREEMENT
     This REAFFIRMATION AGREEMENT, dated as of February 11, 2010 (this “Agreement”), is entered into by and among McJunkin Red Man Corporation, a West Virginia corporation (the “Issuer”), each of the Subsidiaries of the Issuer listed on the signature pages hereto (each such entity being a “Subsidiary Grantor” and, collectively, the “Subsidiary Grantors”) and U.S. Bank National Association, as Collateral Trustee (such term and each other capitalized term, unless otherwise specified herein, shall have the meanings ascribed to them in the Indenture described below).
     WHEREAS, reference is made to (a) that certain Indenture, dated as of December 21, 2009 (the “Indenture”), by and among the Issuer, McJunkin Red Man Holding Corporation, a Delaware corporation (“Holdings” and, together with the Issuer and the Subsidiary Grantors, the “Reaffirming Parties”), the Subsidiary Grantors and U.S. Bank National Association, as trustee thereunder, and (b) that certain Purchase Agreement, dated as of February 8, 2010 (the “Purchase Agreement”), among the Issuer, Holdings, the Subsidiary Grantors and Goldman, Sachs & Co. and Barclays Capital Inc. as representatives of the purchasers named therein;
     WHEREAS, each Reaffirming Party (other than Holdings) is party to one or more of the Security Documents;
     WHEREAS, each Reaffirming Party has realized, and continues to realize, substantial direct and indirect benefits as a result of the Indenture becoming effective and the consummation of the transactions contemplated thereby, including the issuance and sale of $50,000,000 aggregate principal amount of Notes on the date hereof under the Indenture pursuant to the Purchase Agreement (the “Add-On Notes”);
     WHEREAS, each Reaffirming Party expects to realize substantial direct and indirect benefits as a result of the Purchase Agreement becoming effective and the consummation of the transactions contemplated thereby; and
     WHEREAS, the execution and delivery of this Agreement is a condition precedent to the consummation of the transactions contemplated by the Purchase Agreement.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
Reaffirmation and Acknowledgment
     SECTION 1.01 Reaffirmation.
     Each Reaffirming Party hereby consents to the Purchase Agreement and the transactions contemplated thereby and hereby ratifies and reaffirms all payment and performance obligations, contingent or otherwise, and undertakings arising under or pursuant to its respective agreements, guarantees, pledges and grants of security interests and Liens, as applicable, under and subject to the terms of the Indenture and each Security Document to which it is party, and agrees that, notwithstanding the effectiveness of the Purchase Agreement and the consummation of the transactions contemplated thereby, such guarantees, pledges and grants of security interests and Liens are in full force and effect and shall hereafter continue to guarantee the Obligations under the Priority Lien Documents and secure the “Obligations” (under and as defined in the Security Agreement), as applicable.
     SECTION 1.02 Acknowledgment.
     Each of the Reaffirming Parties acknowledges that (a) the Add-On Notes are “Additional Notes” (under and as defined in the Indenture), (b) the Holders from time to time of the Add-On Notes are (i) “Additional Senior Secured Notes Secured Parties” (under and as defined in the Intercreditor Agreement), (ii) holders of “Priority Lien Obligations” (under and as defined in the Collateral Trust Agreement) and (iii) “Additional Senior Secured Notes Secured Parties” (under and as defined in the Security Agreement) and (c) all obligations of the Reaffirming Parties in respect of the Add-On Notes are (i) “Additional Senior Secured Notes Obligations” (under and as defined in the Intercreditor Agreement), (ii) “Priority Lien Obligations” (under and as defined in the Collateral Trust Agreement) and (iii) and “Obligations” (under and as defined in the Security Agreement).
ARTICLE II
Miscellaneous
     SECTION 2.01 Senior Secured Notes Document; Priority Lien Document.
     This Agreement is (i) a “Senior Secured Notes Document” (under and as defined in the Intercreditor Agreement), (ii) a “Priority Lien Document” (under and as defined in the Collateral Trust Agreement) and (iii) a “Senior Secured Notes Document” (under and as defined in the Security Agreement).
     SECTION 2.02 Effectiveness; Counterparts.
     This Agreement shall become effective on the date when copies hereof (which, when taken together, bear the signatures of each of the Reaffirming Parties set forth on the signature pages hereto and the Collateral Trustee) shall have been received by the Collateral Trustee. This Agreement may not be amended nor may any provision hereof be waived except with the prior written consent of all parties hereto. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
     SECTION 2.03 No Novation; No Offset.
     This Agreement shall not discharge, release or modify the obligations for the payment of money outstanding under the Notes or the perfection or priority of any Security Document, any Lien thereunder or any other security therefor. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Notes or instruments securing such obligations, which shall remain in full force and effect. Nothing in this Agreement shall be construed as a release or other discharge of any Reaffirming Party under any Security Document from any of its obligations and liabilities under the Notes or the Security Documents. Each Reaffirming Party acknowledges that on the date hereof all outstanding Obligations under the Priority Lien Documents are payable in accordance with their terms.
     SECTION 2.04 GOVERNING LAW.
     THIS AGREEMENT AND THE RIGHTS AND OBLIGATION OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE “SUBMISSION TO JURISDICTION; WAIVERS” PROVISIONS OF THE INTERCREDITOR AGREEMENT ARE INCORPORATED HEREIN BY REFERENCE.
     SECTION 2.05 No Amendments.
     Except as expressly set forth herein, no amendments to any documents are intended hereby.
[Signature Pages Follow]

     IN WITNESS WHEREOF, each Reaffirming Party and the Collateral Trustee have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Issuer: MCJUNKIN RED MAN CORPORATION (f/k/a McJunkin Corporation)
By	/s/ Andrew Lane
	Name:	Andrew Lane
	Title:	President and Chief Executive Officer

Holdings: MCJUNKIN RED MAN HOLDING CORPORATION
By	/s/ Andrew Lane
	Name:	Andrew Lane
	Title:	Chairman of the Board, President and Chief Executive Officer

Subsidiary Grantors:

MCJUNKIN RED MAN DEVELOPMENT
CORPORATION
MCJUNKIN NIGERIA LIMITED
MCJUNKIN-PUERTO RICO CORPORATION
MILTON OIL & GAS COMPANY
GREENBRIER PETROLEUM CORPORATION
RUFFNER REALTY COMPANY
MCJUNKIN-WEST AFRICA CORPORATION
MRC MANAGEMENT COMPANY
MRM OKLAHOMA MANAGEMENT LLC
MIDWAY- TRISTATE CORPORATION

By:	/s/ Andrew Lane
	Name:	Andrew Lane
	Title:	President and Chief Executive Officer

Reaffirmation Agreement

Acknowledged and Agreed to by: U.S. BANK NATIONAL ASSOCIATION, as Collateral Trustee
By:	/s/ Richard Prokosch
	Name:	Richard Prokosch
	Title:	Vice President

Reaffirmation Agreement